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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF FORMATION

                                       OF

                 TELEX COMMUNICATIONS INTERMEDIATE HOLDINGS, LLC

                  The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

                  FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Telex Communications Intermediate Holdings, LLC.

                  SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

                  THIRD: The nature of the business and of the purposes to be conducted and promoted by the limited liability company are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which companies may be organized under the Limited Liability Company Act of the State of Delaware.

Executed on October 21, 2003.


                              /s/ Gregory Richter
              ___________________________________________________
                       Gregory Richter, Authorized Person